UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 19, 2013

PetroLogistics LP

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-35529 (Commission File Number)	45-2532754 (IRS Employer Identification No.)

600 Travis Street, Suite 3250
Houston, TX 77002
(Address of principal executive office) (Zip Code)

(713) 255-5990
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                   Termination of a Material Definitive Agreement

Commencing in October 2011, PetroLogistics LP entered into certain commodity derivative contracts (the propane swaps) with monthly settlement dates through the end of 2013 in order to hedge our exposure to fluctuations in the price of propane.  In connection with our initial public offering, we entered into an omnibus agreement, with PetroLogistics GP LLC (our general partner), PL Manufacturing LLC, and certain other parties pursuant to which PL Manufacturing, through our general partner, was allocated all of our obligations under the propane swaps for so long as the propane swaps remain outstanding.  On April 19, 2013, we, PL Manufacturing and the counterparty to the propane swaps agreed to terminate the propane swaps remaining as of May 1, 2013.  In addition to any ordinary settlement payments that are payable under the propane swaps as of May 1, 2013, we will pay the counterparty a $34.4 million cancellation payment, for which we will be promptly reimbursed by PL Manufacturing in accordance with the terms of the omnibus agreement.  As and when final payments are made with respect to the propane swaps, the hedge counterparty will return to us $40.0 million, which was posted with the hedge counterparty as cash collateral for the propane swaps. Upon the termination of the propane swaps, and once we have been reimbursed for any final settlement payments that we have made to the hedge counterparty, the omnibus agreement will terminate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROLOGISTICS LP

	By:	PetroLogistics GP LLC,
Its General Partner

Dated: April 24, 2013
	By:	/s/ Richard Rice
	Name:	Richard Rice
	Title:	Senior Vice President, General Counsel and Corporate Secretary